As filed with the Securities and Exchange Commission on March 12, 2009
Registration No. 333-155741

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAKO Surgical Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1901148 (I.R.S. Employer Identification No.)

2555 Davie Road Fort Lauderdale, FL 33317 (954) 927-2044 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

Maurice R. Ferré, M.D.
President and Chief Executive Officer
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317
(954) 927-2044
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jay O. Rothman Paul D. Broude Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if smaller reporting company)

          This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

          On November 26, 2008, the registrant filed a registration statement with the Securities and Exchange Commission (the “Commission”) on Form S-1 (Registration No. 333-155741), which was amended by Amendment No. 1 to Form S-1 filed with the Commission on December 8, 2008 and declared effective by the Commission on December 9, 2008 (as amended, the “Form S-1”), to register for resale by the selling stockholders named in the prospectus 12,980,951 shares of the registrant’s common stock, $0.001 par value, 6,451,613 shares of which were acquired in an October 2008 private placement; 4,916,434 shares of which were issued upon conversion of the registrant’s previously outstanding convertible preferred stock; and 1,612,904 shares of which may be acquired upon the exercise of warrants.

          This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3 and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

          All filing fees payable in connection with the registration of the shares of the common stock covered by the registration statement were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion, dated March 12, 2009)

PROSPECTUS

12,980,951 Shares

MAKO Surgical Corp.
Common Stock

          This prospectus relates to the resale of up to 12,980,951 shares of our common stock that may be sold by the selling stockholders identified in this prospectus or a prospectus supplement. The shares covered by this prospectus consist of 4,916,434 shares issued upon the conversion of convertible preferred stock that we issued prior to our initial public offering, 6,451,613 shares sold in a private placement transaction and 1,612,904 shares that may be acquired upon the exercise of warrants that were issued prior to the filing of the registration statement of which this prospectus is a part.

          The selling stockholders may offer and sell the shares covered by this prospectus from time to time at prevailing market prices and privately negotiated prices.

          Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.” On March 9, 2009, the last sale price of our common stock as reported on The NASDAQ Global Market was $6.91 per share.

          We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

          We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering the shares of common stock covered by this prospectus under federal and state securities laws.

          Investing in our common stock involves risks. Before making any investment in the common stock, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus and in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2009.

ABOUT THIS PROSPECTUS

          This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” appearing below before deciding to invest in our shares.

          Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to MAKO Surgical Corp.

          You should rely only on the information contained in, and incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

          We have received or applied for trademark registration of and/or claim trademark rights, including in the following marks that appear in this prospectus: “MAKOplasty®,” “RIO,” “RESTORIS®,” “Tactile Guidance System” and “TGS,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” Any other trademarks, trade names and service marks appearing in this prospectus or incorporated by reference are the property of their respective owners.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

          This prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “could,” “expect,” “intend,” “may,” “anticipate,” “plan,” “predict,” “potential,” “estimate” or similar expressions. These statements include, but are not limited to, statements related to:

•	the timing and number of planned new product introductions;

•	market acceptance of the MAKOplasty solution;

•	the effect of anticipated changes in the size, health and activities of population on the demand for our products;

•	assumptions and estimates regarding the size and growth of certain market segments;

•	our ability and intent to expand into international markets;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	the future availability from third-party suppliers, including single source suppliers, of components for our robotic arm and implant systems for our knee MAKOplasty solution;

•	the viability of maintaining our licensed intellectual property or our ability to obtain additional licenses necessary to our growth;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our continued investment in new products and technologies;

•	the ultimate marketability of newly launched products and products currently being developed;

•	the ability to implement new technologies successfully;

•	future declarations of cash dividends;

•	our goals for sales and earnings growth;

•	our ability to sustain sales and earnings growth;

•	our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities;

•	the stability of certain domestic and foreign economic markets;

•	the impact of anticipated changes in the medical device industry and our ability to react to and capitalize on those changes;

•	our ability to take advantage of technological advancements; and

•	the impact of any managerial changes.

          Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. You are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this prospectus will prove to be accurate. The inclusion of a forward-looking statement in this report should not be regarded as a representation by us that our objectives will be achieved.

          Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict and could, among other things, cause actual results to differ from those contained in forward-looking statements made in this prospectus. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include, but are not limited to, factors discussed under “Risk Factors” below, in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008,and the following:

•

a further economic downturn that may have a significant adverse effect on the ability of our customers to secure adequate funding, including access to credit, to buy our products or that may cause our customers to delay a purchasing decision;

•	changes in general economic conditions and interest rates;

•	changes in the availability of capital and financing sources, for our company and our customers;

•	changes in competitive conditions and prices in our markets;

•	changes in the relationship between supply of and demand for our products;

•	fluctuations in costs of raw materials and labor;

•	changes in other significant operating expenses;

•	unanticipated issues related to product launches, particularly the launch of the RIO Robotic Arm Interactive Orthopedic system;

•	decreases in sales of our principal product lines;

•	slow downs or inefficiencies in our product research and development efforts;

•	increases in expenditures related to increased government regulation of our business;

•	unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to our products;

•	developments adversely affecting our potential sales activities outside the United States;

•	increases in cost containment efforts by group purchasing organizations;

•	loss of key management and other personnel or inability to attract such management and other personnel;

•	increases in costs of retaining a direct sales force and building a distributor network;

•	unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products;

•	unanticipated expenditures related to any future litigation; and

•	unanticipated intellectual property expenditures required to develop, market and defend our products.

          We urge you to consider these factors before investing in our common stock. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus, including documents incorporated by reference, carefully, including the risk factors and the financial statements and related notes.

Overview

          We are a medical device company that markets our advanced robotic arm solution and orthopedic implants for minimally invasive orthopedic knee procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient specific, early to mid-stage osteoarthritic knee disease.

          MAKOplasty is performed using our proprietary, U.S. Food and Drug Administration, or FDA, cleared robotic arm system and proprietary knee resurfacing implants. Our robotic arm systems, branded as our first generation Tactile Guidance System, or TGS, and our second generation RIO Robotic Arm Interactive Orthopedic system, or RIO, utilize tactile guided robotic arm technology and patient specific visualization to prepare the knee joint for the insertion and alignment of our resurfacing implants through a small incision in a minimally invasive, bone preserving and tissue sparing procedure. Our RESTORIS family of knee implants is designed to enable minimally invasive restoration of one or two of the diseased compartments of the knee joint. We believe MAKOplasty will empower physicians to address the needs of the large and growing, yet underserved population of patients with early to mid-stage osteoarthritic knee disease who desire a restoration of quality of life and reduction of pain, but for whom current surgical treatments are not appropriate or desirable due to the highly invasive nature of such procedures, the slow recovery and the substantial costs of rehabilitation, medication and hospitalization.

          Unlike conventional knee replacement surgery, which requires extraction and replacement of the entire joint, MAKOplasty enables resurfacing of one or two specific diseased compartments of the joint, preserving significantly more soft tissue and healthy bone of the knee. We believe localized resurfacing can be optimized using our robotic arm technology, which offers consistently reproducible precision to surgeons to achieve optimal implant placement and alignment for smaller, more easily inserted modular implant components. We believe that the tissue sparing and bone conserving techniques enabled with MAKOplasty can offer substantial advantages to patients, surgeons and healthcare providers. Because of the minimally invasive nature of the procedure, smaller incisions are possible, which lead to less tissue loss and faster recoveries, thereby reducing the overall costs of rehabilitation, medication and hospitalization. In addition, because more of the patient’s natural anatomy is preserved and less trauma is inflicted on the knee, we believe that patients who undergo MAKOplasty have the potential to experience better functionality and more natural knee movements, thereby achieving an improved post-operative quality of life. Significantly, the expansion of our RESTORIS family of implants for use in single and bicompartmental knee resurfacing procedures provides the ability to address a broader range of the patient population suffering from early to mid-stage osteoarthritis. Finally, because our robotic arm systems are easy to use, we believe that our MAKOplasty solution makes resurfacing procedures accessible to orthopedic surgeons with a broad range of training and skills and has the potential to lead to greater adoption of knee resurfacing solutions for early to mid-stage osteoarthritis of the knee.

          In May 2005, we obtained 510(k) marketing clearance from the FDA for a haptic imageless surgical guidance system. In November 2005, we obtained 510(k) marketing clearance from the FDA for version 1.0 of our TGS, a CT based patient specific visualization system with a robotic arm, which was the predecessor device to our RIO system and enabled MAKOplasty for a single compartment of the knee joint using a standard unicompartmental implant. In January 2008, we received 510(k) marketing clearance from the FDA for version 1.2 of our TGS, which allowed for MAKOplasty using an alternative standard unicompartmental knee implant and incorporated several software upgrades developed and introduced since the commercial introduction of version 1.0. We commercially launched version 1.2 in the first quarter of 2008 and version 1.3 (the modifications to which did not require 510(k) marketing clearance) in the third quarter of 2008. In the first quarter of 2006 we received 510(k) clearance for our tibial inlay knee implant system and in the fourth quarter of 2007 we received 501(k) clearance for our tibial onlay knee implant system and for our combined inlay and onlay system, branded as RESTORIS. In the second quarter of 2008, we received 510(k) clearance for our unicompartmental knee implant and 510(k) clearance for our patellofemoral knee implant, predecessor components of our proprietary multicompartmental implant system. In the fourth quarter of 2008, we received 510(k) marketing clearance from the FDA for the RIO system, which is version 2.0 of our TGS, and our multicompartmental knee implant system, branded as RESTORIS MCK. We intend to commercially launch both the RIO system and the RESTORIS MCK multicompartmental knee implant system in the first half of 2009.

          As part of the TGS sales contracts, TGS customers are entitled to receive an upgrade of their TGS unit to a RIO system at no additional charge, with the exception of one customer who had the right to receive it at a discounted price. Through December 31, 2008, we commercially installed seventeen TGS units, all of which achieved customer acceptance, and installed one additional non-commercial unit for research and evaluation purposes. As of December 31, 2008, 782 knee MAKOplasty procedures had been performed since commercial introduction in June 2006. We currently have 22 post-market studies of MAKOplasty, either recently completed or in progress, which are aimed at demonstrating the accuracy of the placement and alignment of our knee implants and the clinical value of the MAKOplasty procedure. To date, the results of these studies have been presented internationally as peer-reviewed presentations at conferences in the United States and abroad. We have an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, robotics, haptics and implants.

          We generate revenue from unit sales of our TGS, sales of our implants and disposable products and the sale of extended warranty service contracts. We anticipate generating revenue from future sales of RIO systems. To date, we have recognized revenue primarily from the sale of implants and disposable products utilized in MAKOplasty procedures. Recognition of deferred revenue in our statements of operations associated with the sale of TGS units depends on delivery of the RIO system, which we intend to commercially launch in the first half of 2009.

Description of the 2008 Private Placement

          On October 31, 2008, we sold to eleven accredited investors in a private placement, which we refer to as the “Private Placement,” an aggregate of 6,451,613 shares of our common stock, which we refer to as the “Shares,” for cash consideration of $6.20 per share and warrants, which we refer to as the “Warrants,” to acquire 1,290,323 additional shares of our common stock at an exercise price of $7.44 per share for cash consideration of $0.125 per Warrant pursuant to a Securities Purchase Agreement, which we refer to as the “Purchase Agreement.” We entered into the Purchase Agreement with the investors on October 28, 2008. This prospectus covers the Shares and the shares underlying the Warrants. The Warrants become exercisable on April 29, 2009, will be exercisable for cash or by net exercise and have a term of seven years. By “net exercise,” we mean that the value of the exercise price due to us upon exercise of the Warrant may be paid as a reduction in the number of shares issuable to the holder upon exercise of such Warrant. We received approximately $40,000,000 in gross proceeds from the sale before deducting transaction expenses payable by us.

          The investors, whom we refer to as the “Investors,” consisted of eleven accredited investors, seven of which previously held shares of our common stock, namely Ziegler Meditech Equity Partners LP, an affiliate of MK Investment Company, entities affiliated with Lumira Capital Corp., an entity affiliated with Aperture Venture Partners, Christopher C. Dewey and Frederic H. Moll, M.D., all of whom (except for the affiliate of Aperture Venture Partners) are deemed to be our affiliates by virtue of their being represented on our Board of Directors, which we refer to as our “Board,” or, in the case of Mr. Dewey and Dr. Moll, by virtue of their Board membership, and four of which are affiliated funds of investment firms that did not previously hold shares of our common stock, namely Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C., which we refer to together as “Montreux,” Skyline Venture Partners V, L.P., which we refer to as “Skyline,” and Alta Partners VIII, LP, which we refer to with Montreux and Skyline as the “Call Investors.”

          Pursuant to the terms of the Purchase Agreement, effective as of October 31, 2008, each of Montreux and Skyline became entitled to appoint one representative to our Board for so long as each of them and their respective affiliated funds holds at least 25% of the Shares that they purchased in the Private Placement. On October 27, 2008, our Board approved (i) an increase to its size from eight (8) to ten (10) members, creating two vacancies in total, with one vacancy in Class I and one vacancy in Class III; and (ii) appointed new directors to fill the newly created vacancies, effective on October 31, 2008.

          If we meet certain business related milestones before December 31, 2009, we will have the right, which we refer to as the “Call Right,” to require certain of the Investors to purchase an additional $20,000,000 of our common stock, which we refer to as the “Call Shares,” and warrants to purchase shares of our common stock, which we refer to as the “Second Closing Warrants.” The closing of this purchase, which we refer to as the “Second Closing,” will take place no earlier than 11 business days and no later than 45 calendar days after we provide notice of our exercise of the Call Right to the Call Investors. The issuance of securities at the Second Closing is subject to the approval by our stockholders of the issuance of additional shares of our common stock in accordance with the rules of The NASDAQ Stock Market.

          As consideration for the Call Right and the $0.125 per Warrant, the Call Investors received 322,581 additional warrants to purchase shares of our common stock, which we refer to as the “Call Warrants,” with an exercise price of $6.20 per share. This prospectus also covers the shares underlying the Call Warrants. If the purchase price for the Call Shares is less than that of the Shares, then the Call Investors will also receive, at the Second Closing, an incremental number of additional warrants to purchase shares of our common stock, which we refer to as the “Call Exercise Warrants,” with an exercise price of $6.20 per share. The Call Warrants have, and the Second Closing Warrants and the Call Exercise Warrants will each have, terms substantially similar to those of the Warrants, except that the Call Warrants are not exercisable until the earlier of the Second Closing or the expiration of the Call Right and the Call Exercise Warrants will be immediately exercisable. The Call Warrants issued to any Call Investor that does not participate in the Second Closing will terminate automatically.

Corporate Information

          We were incorporated in Delaware in November 2004 under the name MAKO Surgical Corp. The address of our principal executive office is 2555 Davie Road, Fort Lauderdale, Florida 33317, and our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. In February 2008, our common stock began trading on The NASDAQ Global Market under the ticker symbol “MAKO” and we closed our initial public offering, or IPO.

The Offering

          The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock.”

Common stock offered by selling stockholders(1)	12,980,951 shares

Shares outstanding after this offering(2)	24,984,927 shares

Use of proceeds

The selling stockholders will receive the net proceeds from the sale of shares offered by this prospectus. We will receive none of the proceeds but will pay the expenses of this offering. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

Risk factors

Please read “Risk Factors” in this prospectus and in Part I, Item 1A, of our annual report on Form 10-K for the year ended December 31, 2008 and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market Symbol	“MAKO”

(1)	The shares of common stock being offered by the selling stockholders represent 52.0% of our currently outstanding common shares. The shares consist of the following:

	•	4,916,434 shares issued upon the conversion of convertible preferred stock that we issued prior to our initial public offering, which represent 19.7% of our currently outstanding common shares;

	•	6,451,613 shares sold in a private placement transaction on October 31, 2008, which represent 25.8% of our currently outstanding common shares; and

•

1,612,904 shares that may be acquired upon the exercise of warrants that were sold in a private placement transaction on October 31, 2008, which shares represent 6.5% of our currently outstanding common shares.

(2)

The number of shares outstanding after this offering is based on shares outstanding as of March 2, 2009. This number does not include the 5,455,077 shares underlying outstanding warrants, which consist of the warrants we issued prior to October 31, 2008, and the warrants that we sold on October 31, 2008, and options to purchase shares.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the risks set forth in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008, as well as all of the other information contained in, or incorporated by reference into, this prospectus, before investing in our common stock. If any of the following possible events actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. In assessing these risks, you should also refer to the other information contained in, or incorporated by reference into, this prospectus, including our financial statements and related notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. Some factors in this section are forward-looking statements. For a discussion of those statements, see “Cautionary Statement About Forward-Looking Information.”

Risks Related to Investing in and Ownership of our Common Stock

We expect that the price of our common stock will fluctuate substantially, which could lead to losses for stockholders, possibly resulting in class action securities litigation.

          Prior to our IPO in February 2008, there was no public market for shares of our common stock. Since the IPO, our common stock has experienced significant price fluctuations and low trading volumes. An active public trading market may not develop or, if developed, may not be sustained. The market price for our common stock will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the U.S. and other countries;

•	ability of our products, if they receive regulatory clearance, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

          In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may issue negative reports or cease to cover our common stock, which may have a negative impact on the market price of our common stock.

          The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. As a result of our smaller market capitalization, it may be difficult for our company to continue to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our principal stockholders, directors and executive officers own a large percentage of our voting stock, which allows them to exercise significant influence over matters subject to stockholder approval.

          As of March 2, 2009, our executive officers, directors and principal stockholders holding 5% or more of our outstanding common stock beneficially owned or controlled approximately 60.1% of the outstanding shares of our common stock. Accordingly, these executive officers, directors and principal stockholders, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they may occur, may depress the market price of our common stock.

          We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of such shares upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, will have on the market price prevailing from time to time. The effectiveness of our registration statement on Form S-1, declared effective by the SEC on December 9, 2008, under which we registered for resale approximately 13.0 million shares of our common stock sold in the October 2008 equity financing, issued upon conversion of our previously outstanding convertible preferred stock, or that may be acquired upon exercise of warrants sold in the equity financing, and the expiration of the holding periods under Rule 144, create a circumstance commonly referred to as an “overhang” that could depress the market price of our common stock. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

          Of the approximately 25.0 million shares of our common stock currently outstanding, up to approximately 14.4 million shares are freely tradable without registration pursuant to Rule 144 under the Securities Act, and the sale of such shares could have a negative impact on the price of our common stock.

          We are filing the registration statement of which this prospectus is a part in satisfaction of the registration rights of certain holders of our common stock with respect to 12,980,951 shares. In addition, in connection with a private placement of our common stock that closed on October 31, 2008, we obtained a right to require, under certain circumstances, certain holders to purchase additional shares that would also be subject to registration rights. The filing of a registration statement with respect to such shares could result in sales of substantial amounts of our common stock in the public market, and such sales, or the perception that such sales may occur, could cause the market price of our common stock to decline. These sales might also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate.

Our recent capital raising transaction, and our need to raise additional capital in the future, could have a negative effect on your investment.

          We may need to raise additional capital in the future in order for us to continue to operate our business. In October 2008, we raised approximately $40.2 million in gross proceeds through the sale in a private placement of our common stock and warrants to purchase shares of our common stock. Under the terms of the private placement, we granted the investors in the private placement additional warrants to purchase 322,581 shares of our common stock at an exercise price of $6.20 per share in exchange for a right to require, under certain circumstances, the investors to purchase an additional $20,000,000 in shares of our common stock and warrants to purchase shares of our common stock. We may, in the future, also raise additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock. Such sales could be consummated at a significant discount to the trading price of our stock.

          If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices of our common stock. Further, debt and equity financings may involve the issuance of dilutive warrants. No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments. Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to effect dilutive securities issuances or adjustment to previously issued securities.

          The private placement in October 2008 included, and future financings may include, provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of Securities and Exchange Commission, or SEC, registration statements by specified dates or take other specified action. Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control. These provisions may require us to make payments or could lead to costly and disruptive disputes. In addition, these provisions could require us to record additional non-cash expenses. Such provisions in future financings could also require us to issue additional dilutive securities, although the provisions of the private placement in October 2008 include no such requirement.

We are obligated to develop and maintain proper and effective internal control over financial reporting, and we may not complete our analysis of our internal control over financial reporting in a timely manner or this internal control may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

          We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in this annual report on Form 10-K. This assessment concluded that no material weaknesses in our internal control over financial reporting have been identified by our management as of December 31, 2008. If our auditors are unable to express an opinion on the effectiveness of our internal control over financial reporting, which, in accordance with SEC rules will be required as of December 31, 2009, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock. Future failure to comply with the rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

          In addition, as a public company, we incur significant additional legal, accounting and other expenses that we did not incur as a private company, and our administrative staff is required to perform additional tasks. For example, we have increased the size of our accounting staff, updated our accounting systems and procedures, revised the roles and duties of our board committees, retained a transfer agent, adopted an insider trading policy and disclosure controls and procedures and are bearing all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. Changing laws, regulations and standards relating to corporate governance and public disclosure, and related regulations implemented by the SEC and The NASDAQ Global Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We are investing resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and a diversion of management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

USE OF PROCEEDS

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus or a prospectus supplement. We will not receive any of the proceeds from the sale of the common stock. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus or a prospectus supplement if the warrants are exercised for cash. The warrants may expire without being exercised or may be exercised on a net exercise basis. Even if some or all of these warrants are exercised for cash, we cannot predict when we would receive the proceeds.

          We used the net proceeds from the prior issuances of our common stock included in this prospectus or a prospectus supplement, and we intend to use any net proceeds from the exercise of the outstanding warrants for shares of common stock covered by this prospectus or a prospectus supplement, to support the anticipated commercialization of the RIO system and our RESTORIS family of knee implant systems, for continuing research and development of our future products and for the continuing expansion of operations and working capital to support growth.

          We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We have incurred total expenses in connection with this offering of approximately $50,000 and have received no offering proceeds.

SELLING STOCKHOLDERS

          On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 12,980,951 shares of our common stock, 11,368,047 of which are issued and outstanding, and 1,612,904 of which are issuable upon exercise of common stock purchase warrants held by the selling stockholders. Of the issued and outstanding shares of common stock, 4,916,434 were issued upon conversion of our previously outstanding shares of Series A, Series B and Series C Convertible Preferred Stock. We are registering those shares under this prospectus pursuant to a Second Amended and Restated Registration Rights Agreement, dated as of February 6, 2007, and further amended as of October 31, 2008, that was entered into between us and the selling stockholders in connection with the issuance of our Series A, B and C Convertible Preferred Stock. The remaining 6,451,613 issued and outstanding shares of common stock, and the common stock purchase warrants, were issued in a private placement that closed on October 31, 2008. We are registering those shares, and the shares underlying those warrants, under this prospectus pursuant to the Securities Purchase Agreement, dated October 28, 2008, that was entered into between us and the selling stockholders in connection with the private placement.

          We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan Of Distribution.”

          The table below lists the selling stockholders and information regarding their ownership of common stock as of March 2, 2009:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Registered for Sale(1)(2)	Shares Owned After Sale of Registered Shares(2)
			Number	Percentage(3)
Christopher C. Dewey(4)	883,411	757,387	126,024	*

Frederic H. Moll, M.D.(5)	137,311	118,183	19,128	*

Maurice R. Ferré, M.D.(6)	875,995	17,065	858,930	3.44%

Lumira Capital I Limited Partnership(7)	1,188,312	1,188,312	0	—

Lumira Capital I Quebec Limited Partnership(7)	418,664	418,664	0	—

MLII Co-Investment Fund NC Limited Partnership(7)	282,685	282,685	0	—

MK Investment Company(8)	1,888,666	1,888,666	0	—

MediTech Advisors LLC(9)	139,383	134,383	5,000	*

Ziegler MediTech Equity Partners(9)	885,606	875,606	10,000	*

Aperture Capital III, L.P.(10)	387,097	387,097	0	—

Alta Partners VIII, L.P.(11)	1,656,643	1,656,643	0	—

Montreux Equity Partners IV, L.P.(12)	2,044,033	2,044,033	0	—

Montreux IV Associates, L.L.C.(12)	144,371	144,371	0	—

Skyline Venture Partners V, L.P.(13)	3,067,856	3,067,856	0	—

* Less than 1.0%.

(1) Includes shares of common stock issuable pursuant to the common stock purchase warrants, which will become exercisable on April 29, 2009.

(2) Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3) The percentage of common stock beneficially owned is based on 24,984,927 shares of common stock outstanding on March 2, 2009, and with respect to each stockholder, assumes the exercise of any warrants and options owned by such stockholder, but not the exercise of any other outstanding options or warrants.

(4) Mr. Dewey has served as one of our directors since our inception in November 2004. Includes 117,634 shares that Mr. Dewey has the right to acquire through the exercise of warrants.

(5) Dr. Moll has served as one our directors since August 2007. Includes 19,344 shares that Dr. Moll has the right to acquire through the exercise of warrants and 5,499 shares that Dr. Moll has the right to acquire through the exercise of vested options.

(6) Dr. Ferré is our founding President, Chief Executive Officer and current Chairman of our board of directors. Consists of 741,075 shares of restricted common stock (of which 234,690 shares were unvested) issued to Dr. Ferré in connection with his employment, 17,065 shares of unrestricted common stock purchased by Dr. Ferré, 49,504 shares of restricted common stock held by MMF Holdings, LLC, an entity owned by Dr. Ferré’s parents, 62,720 shares that Dr. Ferré has the right to acquire through the exercise of vested options and 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Of his 506,385 vested shares of restricted common stock,

Dr. Ferré has pledged 125,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(7) Gerald A. Brunk, who has served as one of our directors since October 2006, is Senior Vice President/Managing Director of Lumira Capital Corp. The general partner of Lumira Capital I Limited Partnership (“LC I”) is Lumira Capital I (GP) Inc. The general partner of Lumira Capital I Quebec Limited Partnership (“LCIQ”) is Lumira Capital I (QGP) Inc. The general partner of MLII Co-Investment Fund NC Limited Partnership (“MLII.NC”) MLII (NCGP) Inc. Lumira Capital Management Corp. (“Lumira Management”), a subsidiary of Lumira Capital Corp., may be deemed to share voting and investment power over the shares held by LC I pursuant to a management agreement with LC I. Lumira Management also provides services to each of LCIQ and MLII.NC. The directors of Lumira Capital Corp. are Michael Burns, Kenneth Horton, James Oborne and Peter van der Velden. The directors of Lumira Management, Lumira Capital I (GP) Inc., and MLII (NCGP) Inc. are Stephen Cummings and Peter van der Velden. The directors of Lumira Capital I (QGP) Inc. are Bernard Coupal, Murray Ducharme, Maurice Forget, Jean Page and Peter van der Velden. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc. and each of the individuals may be deemed to share voting and investment power over these shares. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc., Lumira Management, Lumira Capital Corp., Mr. Brunk and each of the other individuals disclaim beneficial ownership of such shares, except to the extent of its, his or her pecuniary interest.

(8) Marcelo G. Chao, who has served as one of our directors since February 2007, is a Managing Director of The Exxel Group, and affiliate of MK Investment Company (“MK Investment”). The directors of MK Investment are Francisco Beramendi, Diego Muñoz and Alfredo Arocena. Mr. Chao and the directors of MK Investment may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(9) S. Morry Blumenfeld, Ph.D., who has served as one of our directors since July 2005, is the founder of MediTech Advisors LLC and Meditech Advisors Management LLC, a member of Ziegler MediTech Partners LLC, which is the sole general partner of Ziegler MediTech Equity Partners LP. The partners of MediTech Advisors LLC are Eitan Machover, Samuel Cubac, Grosvenor LLC and Allandale Ltd. The members of Grosvenor LLC are Dr. Blumenfeld and certain of his family members. The general partner of Ziegler MediTech Equity Partners LP is Ziegler MediTech Partners, LLC. The board of managers of Ziegler MediTech Partners LLC consists of Dr. Blumenfeld, Eitan Machover, Sam Cubac, S. Charles O’Meara, Donald I. Grande and Thomas S. Ross. The partners of MediTech Advisors LLC and Dr. Blumenfeld and the other directors of Ziegler MediTech Partners LLC may be deemed to share voting and investment power over the shares held by MediTech Advisors LLC and Ziegler MediTech Equity Partners LP. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(10) Does not include 812,377 shares of common stock held by Aperture Capital II, L.P. Aperture Venture Partners LLC is the general partner of Aperture Capital II, L.P. and Aperture Capital III, L.P. Paul E. Tierney, Jr., Thomas P. Cooper, Eric H. Sillman and Matthew S. Tierney are the members of Aperture Venture Partners LLC, and may be deemed to share voting and investment power over the shares held by each of Aperture Capital II, L.P. and Aperture Capital III, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(11) Alta Partners Management VIII, LLC (“APM VIII”), the general partner of Alta Partners VIII, L.P. (“AP VIII”), and Daniel Janney, Guy Nohra and Farah Champsi, the managing directors of APM VIII, may be deemed to share voting and investment power over the shares held by AP VIII. APM VIII and each of its managing directors disclaim beneficial ownership of the shares, except to the extent of its, his or her pecuniary interest.

(12) John Savarese, M.D., who has served as one of our directors since October 2008, Daniel K. Turner III, Howard D. Palefsky and Manish Chapekar are the managers of Montreux Equity Management IV, LLC (“MEM IV”), the sole general partner of each of Montreux Equity Partners IV, L.P. and Montreux IV Associates IV, L.L.C. and may be deemed to share voting and investment power over the shares held by each of Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(13) John Freund, M.D., who has served as one of our directors since October 2008, is a Managing Director of Skyline Venture Management V, LLC, the general partner of Skyline Venture Partners V, L.P., and may be deemed to share voting and investment power over the shares held by Skyline Venture Partners V, L.P. Dr. Freund disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

PLAN OF DISTRIBUTION

          The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment or supplement to this prospectus under the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment or supplement to this prospectus under the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

          The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.001 per share, and 27,000,000 shares of preferred stock, par value $0.001 per share.

          The following is a summary of the rights of our common stock and preferred stock. This summary is not complete and is qualified in its entirety by reference to applicable Delaware law, our third amended and restated certificate of incorporation and our fourth amended and restated bylaws. See “Where You Can Find More Information.”

Common Stock

          Outstanding Shares and Voting Rights. As of March 2, 2009, 24,984,927 shares of our common stock were outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our third amended and restated certificate of incorporation and fourth amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

          Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

          Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

          Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

          Fully Paid and Nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

          Under the third amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 27,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

          Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

          As of March 2, 2009, warrants exercisable for a total of 2,075,620 shares of our common stock were outstanding. Of these, warrants to purchase 190,457 shares of our common stock were issued to Z-KAT, Inc., our predecessor company, in exchange for the license of intellectual property and transfer of other assets. Pursuant to an exchange agreement between us, Z-KAT and certain creditors of Z-KAT, Z-KAT transferred the warrants for our common stock and a certain portion of the transferred Series A convertible preferred stock to the creditors in exchange for such creditors’ cancellation of outstanding debt.

          Warrants to purchase 272,259 shares of our common stock were purchased by purchasers of our Series A convertible preferred stock for cash consideration of $0.03 per share. These warrants are immediately exercisable at an exercise price of $3.00 per share and will expire ten years after the date of issuance. These warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

          Warrants to acquire 1,290,323 shares of our common stock, at an exercise price of $7.44 per share, were purchased by certain accredited investors in connection with their purchase of shares of our common stock in October 2008 for cash consideration of $0.125 per warrant. These warrants become exercisable on April 29, 2009, will be exercisable for cash or by net exercise and have a term of seven years. Certain of the investors also received a second tranche of warrants to purchase 322,581 shares of our common stock, at an exercise price of $6.20 per share, that will become exercisable upon the earlier of our exercise of a call right to require certain of the investors to purchase additional warrants and shares of our common stock and the expiration of the call right. In addition to the warrants purchased upon exercise of the call right, these investors may receive an incremental number of additional warrants with the same exercise price if certain conditions are met. The additional warrants purchased and the incremental warrants will be immediately exercisable, if they are issued. The warrants issued in October 2008 contain, and the additional or incremental warrants will contain, provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

Delaware Anti-Takeover Law and Provisions of our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws

          Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 generally defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of either the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation with the effect of increasing the proportionate share of stock of the corporation; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

          Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws. Provisions of our third amended and restated certificate of incorporation and fourth amended and restated bylaws, which will become effective upon the completion of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our third amended and restated certificate of incorporation and fourth amended and restated bylaws:

•

permit our board of directors to issue up to 27,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board of directors; and

•

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

          Except as otherwise provided, the amendment of any of these provisions would require approval by the holders of at least a majority of our then outstanding common stock, voting as a single class.

NASDAQ Global Market Listing

          Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.”

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. The transfer agent and registrar’s address is 480 Washington Blvd., Jersey City, New Jersey, 07310.

LEGAL MATTERS

          Foley & Lardner LLP will pass upon the validity of the common stock being offered by this prospectus.

EXPERTS

          The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed an initial post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is a part of the post-effective amendment, but does not contain all of the information included in the post-effective amendment or the exhibits. Some items are omitted in accordance with the rules and regulations of the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

          We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus; and

•	we are disclosing important information to you by referring you to those documents.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Current Reports on Form 8-K filed February 13, 2009, February 20, 2009 and March 10, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed February 14, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this initial post-effective amendment on Form S-3 to our registration statement on Form S-1, of which this prospectus is a part, and prior to the effectiveness of such post-effective amendment, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents with the SEC.

          We will provide to each person to whom a prospectus is delivered a copy of any of the filings incorporated by reference into this prospectus, at no cost, upon written or oral request directed to us at the following address or telephone number:

Investor Relations
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317
(954) 927-2044
investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

12,980,951 Shares of Common Stock

MAKO Surgical Corp.

Prospectus

                   , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

          The aggregate estimated expenses in connection with the sale of the shares of common stock being registered hereby are currently anticipated to be as follows (all amounts are estimated). All expenses of the offering will be paid by the MAKO Surgical Corp. (the “Registrant”).

	Amount

Securities and Exchange Commission registration fee	$4,403.00	(1)
Printing expenses	1,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	4,597.00

Total	$50,000.00

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933.

Item 15.	Indemnification of Directors and Officers.

          The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s third amended and restated certificate of incorporation and fourth amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit,

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or redemption of shares, or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

          The Registrant’s third amended and restated certificate of incorporation includes such a provision.

          Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment on Form S-3 to its registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 12th of March, 2009.

MAKO SURGICAL CORP.

By:	/s/ Maurice R. Ferré
Maurice R. Ferré, M.D.
President, Chief Executive Officer and Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated below on March 12, 2009.

Signature	Title

/s/ Maurice R. Ferré	Chief Executive Officer, President and Chairman of the Board
Maurice R. Ferré, M.D.	(Principal Executive Officer)

/s/ Fritz L. LaPorte	Senior Vice President of Finance and Administration, Chief Financial Officer
Fritz L. LaPorte	and Treasurer (Principal Financial Officer and Principal Accounting Officer)

*	Director
S. Morry Blumenfeld, Ph.D.

*	Director
Gerald A. Brunk

*	Director
Marcelo G. Chao

*	Director
Christopher C. Dewey

*	Director
Charles W. Federico

*	Director
John G. Freund, M.D.

*	Director
Frederic H. Moll, M.D.

*	Director
William D. Pruitt

*	Director
John J. Savarese, M.D.

* By:	/s/ Maurice R. Ferré
Maurice R. Ferré, M.D.
Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Second Amended and Restated Registration Rights Agreement, dated February 6, 2007, between the Registrant and certain of its stockholders (1)

4.2	Amendment to Second Amended and Restated Registration Rights Agreement, dated as of October 28, 2008 (2)

4.3	Securities Purchase Agreement, dated as of October 28, 2008, by and among the Registrant and the Investors named therein (2)

4.4	Form of Warrant (2)

4.5	Form of Call Warrant (2)

4.6	Form of Second Closing Warrant (2)

4.7	Form of Call Exercise Warrant (2)

4.8	Form of Voting Agreement (2)

5	Opinion of Foley & Lardner LLP (including consent of counsel) (3)

23.1	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)) (3).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (4).

24	Power of Attorney (3).

Documents incorporated by reference to filings made by MAKO Surgical Corp. under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission (“SEC”) File No. 001-33966.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on September 19, 2007 (Registration No. 333-146162).

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 30, 2008.

(3)	Previously filed.

(4)	Filed herewith.

E-1